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Exhibit 3.8

AMENDMENT NO. 1 TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
TERRA NITROGEN, LIMITED PARTNERSHIP

        This Amendment No. 1 (this "Amendment No. 1") to the First Amended and Restated Agreement of Limited Partnership of Terra Nitrogen, Limited Partnership (the "Partnership" or "OLP"), dated as of September 1, 2005 (the "Partnership Agreement"), is hereby adopted effective as of April 26, 2012, by Terra Nitrogen GP Inc., a Delaware corporation (the "General Partner"), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

        WHEREAS, Terra Nitrogen Corporation, a Delaware corporation ("TNC"), owns a 0.975% limited partner interest in the OLP, in its capacity as the Reorganization Limited Partner (the "OLP LP Interest");

        WHEREAS, concurrently with the execution of this Amendment No. 1, TNC and Terra LP Holdings LLC, a Delaware corporation ("LP Holdings"), are entering into a Conveyance and Assumption Agreement, pursuant to which TNC is seeking to transfer the OLP LP Interest to LP Holdings;

        WHEREAS, Section 10.3 of the Partnership Agreement provides that a Limited Partner of the Partnership may only transfer their Partnership Interests if such Limited Partner merges, consolidates or otherwise combines into any other Person or transfers all or substantially all of its assets to another Person;

        WHEREAS, Section 14.1(d) of the Partnership Agreement provides that the General Partner, without the approval of the Limited Partners, may amend any provision of the Partnership Agreement to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

        WHEREAS, acting pursuant to the power and authority granted to it under Section 14.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners in any material respect.

        NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

        Section 1.    Amendment.    Section 10.3 of the Partnership Agreement is hereby amended and restated as follows:

    "Section 10.3    Transfer of the Limited Partners' Partnership Interests

    If a Limited Partner merges, consolidates or otherwise combines into any other Person or transfers all or substantially all of its assets to another Person, such Person may become a Substituted Limited Partner pursuant to Article XI. The Reorganization Limited Partner may transfer its Partnership Interest to LP Holdings on the date of this Amendment No. 1. Except as set forth in the immediately preceding sentences, the Limited Partners may not transfer all or any part of their Partnership Interests or withdraw from the Partnership."

        Section 2.    General Authority.    The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

        Section 3.    Agreement in Effect.    Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

        Section 4.    Governing Law.    This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

        Section 5.    Severability.    Each provision of this Amendment No. 1 shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No.1 that are valid, enforceable and legal.

        IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of the date first set forth above.

GENERAL PARTNER:
TERRA NITROGEN GP INC.
By:	/s/ DOUGLAS C. BARNARD
	Name:	Douglas C. Barnard
	Title:	Senior Vice President, General Counsel and Secretary

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  Exhibit 3.8
AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TERRA NITROGEN, LIMITED PARTNERSHIP